Exhibit 5.1

Dentons Canada LLP 77 King Street West, Suite 400 Toronto-Dominion Centre Toronto, ON, Canada M5K 0A1 dentons.com

August 15, 2022

VIQ Solutions Inc. 5915 Airport Road, Suite 700 Mississauga, Ontario L4V 1T1

Dear Sirs/Mesdames:

Re:	VIQ Solutions Inc. – Registration of 7,103,704 common shares

We have acted as Canadian counsel to VIQ Solutions Inc., a corporation existing under the laws of the Province of Ontario (the “Company”), in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended. The Registration Statement relates to the issuance of up to an aggregate of 7,103,704 common shares of the Company (the “Registration Shares”), consisting of (i) 3,551,852 common shares of the Company (the “Issued Shares”) registered for resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), and (ii) up to 3,551,852 common shares of the Company (the “Warrant Shares”) underlying warrants registered for resale by the Selling Shareholders (the “Warrants”).

A.       Documents Reviewed and Reliance

For purposes of this opinion, we have examined (i) the Registration Statement, and (ii) the Securities Purchase Agreement dated July 18, 2022 between the Selling Shareholders and the Company, including the exhibits thereto, including the form of warrant certificate representing the Warrants (the “Warrant Certificate”).

For the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):

(a)	the articles and by-laws of the Company;

(b)	certain resolutions of the Company’s board of directors;

(c)	a certificate of status issued by the Ministry of Government and Consumer Services (Ontario) with respect to the Company generated on August 12, 2022; and

(d)	a certificate of an officer of the Company with respect to certain factual matters (the “Officer’s Certificate”).

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We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

B.       Assumptions

In examining all documents and in providing our opinion we have assumed, without independent investigation, that:

(a)	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

(b)	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials and

(c)	the Officer's Certificate continues to be accurate on the date hereof.

C.       Laws Addressed

We are qualified to carry on the practice of law in the Province of Ontario and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

D.       Opinions

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (i) the Issued Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company, and (ii) upon the exercise of the Warrants in accordance with the terms of the Warrant Certificates, including the receipt of the exercise price therefor, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

E.       Qualifications

Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Whenever our opinion refers to securities of the Company, whether issued or to be issued, as being "fully-paid and non-assessable", such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Company in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Company therefor.

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This opinion is rendered solely in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Company, the Registration Statement or the Registration Shares. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name wherever appearing in the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the SEC.

Yours very truly,

/s/ Dentons Canada LLP

Dentons Canada LLP